Exhibit 10.35

Confidential	Execution Version

SALE AND ASSIGNMENT AGREEMENT

THIS SALE AND ASSIGNMENT AGREEMENT (this “Agreement”) is entered into on March 20, 2026, to be effective retroactively as of December 31, 2025 (the “Effective Date”).

BY AND AMONG:

TRANSOCEAN MINERALS HOLDINGS LIMITED

A Bermuda exempted company (“TMH”), as seller and assignor;

AMERICAN OCEAN MINERALS CORPORATION

A corporation existing under the laws of the State of Delaware (the “Purchaser”), as purchaser and assignee;

- and -

KIVA MARINE LIMITED, a Cook Islands limited company, as borrower (the “Borrower”), and OCEAN MINERALS, LLC, a Cayman Islands limited liability company (the “OML Parent” and, together with the Borrower and any other person that granted a guarantee or security in favour of TMH to guarantee or secure the Assigned Rights and Obligations (as defined herein), the “OML Loan Parties”), solely for the limited purposes set forth in Section 10 hereof.

RECITALS:

A.

WHEREAS, TMH, as lender, the Borrower, as borrower, and OML Parent, as guarantor and security provider, entered into an amended and restated loan agreement dated as of February 6th, 2024 (the “Original Loan Agreement”), as amended by that certain first amendment to amended and restated loan agreement dated as of February 6th, 2025 (the “First Amendment”) and as further amended by that certain second amendment to amended and restated loan agreement dated as of July 16, 2025 (the “Second Amendment”, and the Original Loan Agreement, as amended by the First Amendment and the Second Amendment, the “Loan Agreement”), whereby TMH made certain loans to the Borrower in an aggregate amount of US$9,818,195, which amount includes accrued and unpaid interest for the period up to and including the Effective Date (the “Loan Amount”);

B.

WHEREAS, as security for all of the indebtedness and obligations due to TMH under the Loan Agreement and all related Loan Documents (as defined below), the Borrower granted a Cook Islands-law governed first priority marine mortgage dated as of August 1, 2022 (the “Vessel Mortgage”) in favor of TMH over all of the Borrower’s ownership interests in that certain vessel mv Anuanua Moana (IMO Number 9352224) flagged in the Cook Islands (the “Vessel”), and OML Parent granted TMH a guarantee and a security interest over all of its Collateral (the “OML Security” and, together with Vessel Mortgage, the “Security”, and the Security, together with the Loan Agreement and any and all other guarantees, security and other documents granted by any person to TMH to secure, guarantee, or otherwise pursuant to or in connection with the debts, liabilities and obligations owing by any OML Loan Party to TMH under, pursuant to, or in connection with the Loan Agreement, the “Loan Documents”) pursuant to the terms of the Loan Agreement; and

C.	WHEREAS, TMH is not restricted from assigning all or any part of its rights and obligations under the Loan Agreement or the OML Security.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each party to the other, the parties hereto agree as follows:

1.

Upon satisfaction (or waiver in accordance with the terms and conditions of this Agreement) of the conditions set out in Section 3 of this Agreement (such date being referred to herein as the “Purchase Date”), the Purchaser hereby agrees to purchase from TMH, and TMH agrees to sell to the Purchaser, all of TMH’s right, title and interest in and to the Loan Documents and the Assigned Rights and Obligations (as defined herein) for the aggregate amount of US$15,500,000 (the “Purchase Amount”), to be paid by the Purchaser to TMH (or its designee) by wire transfer of immediately available funds to the account designated by TMH.

2.

On the Purchase Date, TMH hereby irrevocably sells, assigns, and transfers to the Purchaser, to have and to hold the same unto the Purchaser and the Purchaser’s successors, assigns, and legal representatives forever:

(a)	all of TMH’s right, title and interest in and to the Loan Documents, including but not limited to:

(i)

its right to repayment of the Loan, all accrued and unpaid interest owing to it, all accrued and unpaid fees owing to it and any other Obligations owing to it (collectively, the “Assigned Obligations”); and

(ii)	all of TMH’s rights, benefits and interests under the Loan Documents (the “Assigned Rights” and, together with the Assigned Obligations, collectively the “Assigned Rights and Obligations”).

3.

The Purchaser’s obligation to deliver the Purchase Amount to TMH (or its designee) is subject to the satisfaction (or waiver in accordance with the terms and conditions of this Agreement) of each of the following conditions precedent:

(a)

the Purchaser has received true and correct copies of the Original Loan Agreement, the First Amendment, the Second Amendment, the Vessel Mortgage and all other Loan Documents delivered to TMH prior to the Purchase Date pursuant to or in connection with the Loan Agreement;

(b)	the Purchaser has received evidence that the Vessel is legally and beneficially owned by the Borrower and registered in the name of the Borrower as a ship under the laws and flag of the Cook Islands;

(c)	the Purchaser, or its legal counsel, has received fully executed copies of the following documents:

(i)	this Agreement;

(ii)	[Intentionally deleted]

(iii)

an agreement amending (or amending and restating) the Third Amended and Restated Limited Liability Company Agreement dated February 27, 2024 in respect of OML Parent, in form and substance mutually agreeable to OML Parent, the Purchaser and TMH; and

(iv)

such other documents, agreements and instruments as the Purchaser may reasonably require to evidence the assignment and transfer of the Assigned Rights and Obligations and the Loan Documents in accordance with the terms hereof;

provided, however, that, in respect of the documents referenced in Sections 3(c)(iv) hereof, this condition shall be satisfied by delivery of such documents to the Purchaser to be held in escrow and releasable on the Purchase Date with no conditions other than payment of the Purchase Amount to TMH in accordance with Section 1 hereof and TMH’s written confirmation to the Purchaser that such payment has been received, such confirmation not to be unreasonably withheld, conditioned or delayed and provided that no such confirmation shall be required in the event that payment is effected by and delivery of a cashier’s cheque or bank draft;

(d)

the Purchaser has received a certificate of the chief financial officer of TMH, or such other senior officer of TMH as may be reasonably acceptable to the Purchaser, in form and substance reasonably satisfactory to the Purchaser certifying that the representations and warranties set out in Section 6 hereof remain true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) as of the Purchase Date;

(e)

all registrations, recordings and filings of or with respect to or other actions or measures with respect to the Loan Documents required to be in effect on the Purchase Date (including, without limitation, notations in the statutory register of mortgages and charges (to the extent applicable to any OML Loan Party)), and other consents, acknowledgements, waivers or discharges from third parties as necessary, which in the reasonable opinion of counsel to the Purchaser are necessary to render effective and perfected, or to give notice of, the liens, mortgages (including any statutory mortgage, notarial deed and deed of covenants, as applicable), pledge, encumbrance, charge, assignments or other security interests (each, a “Lien”), however described, in favour of the Purchaser or the Collateral Agent (as such term is defined herein) in the Collateral, the Vessel, and any other property or collateral over which a Lien was granted pursuant to any Loan Document, shall have been completed;

(f)

the Purchaser, or the Purchaser’s counsel, has obtained satisfactory corporate, bankruptcy and insolvency, Lien, tax and judgment searches against OML Loan Parties in such jurisdictions and offices as determined by the Purchaser in consultation with the Purchaser’s counsel; and

(g)

the Purchaser has received, in form and substance reasonably satisfactory to the Purchaser, opinions of legal counsel to each OML Loan Party in each applicable jurisdiction, as at the Purchase Date, addressed to the Purchaser, with respect to, inter alia, the due authorization, capacity, execution, delivery, registration, creation of security (to the extent applicable), perfection (to the extent applicable) and enforceability (as applicable) of the Loan Documents to which such OML Loan Party is a party.

4.

Within 15 Business Days following TMH’s (or its designee’s) receipt of the Purchase Amount on the Purchase Date, TMH shall deposit an amount of not less than US$2,000,000 in an escrow account (the “Escrow Deposit”) with an escrow agent mutually acceptable to TMH and the Purchaser (the “Escrow Agent”), such Escrow Deposit representing TMH’s potential equity investment in an equity financing to be conducted by the Purchaser, or by a third party that has entered into a binding definitive agreement in connection with the Public Listing (as defined below) (the “PIPE Financing”). The Purchaser shall cause the Escrow Deposit to be invested by the Escrow Agent in short-term, high-quality instruments or accounts of the type customarily used for escrowed funds. Except as otherwise agreed in writing by the parties hereto, the Escrow Deposit shall be released to the beneficiary thereof only upon the consummation of such PIPE Financing, as evidenced in writing, with any and all interest accrued thereon to be paid to TMH at the time of such release. Notwithstanding the foregoing, if the PIPE Financing has not been consummated on or before 5:00 PM New York City time on September 30, 2026 (the “Return Date”), then the Purchaser shall cause the Escrow Agent to, without further action by any person, return the Escrow Deposit, together with all accrued and unpaid interest thereon, to TMH by the end of the next Business Day. For the purpose of this Section 4, “Public Listing” means a transaction, or series of transactions, whereby either the shares in the capital stock of the Purchaser are listed on a recognized stock exchange in the United States, or all, but not less than all, of the issued and outstanding shares in the capital stock of the Purchaser have been acquired by a publicly traded entity with shares listed on a recognized stock exchange in the United States

5.

As additional consideration for TMH agreeing to sell, assign and transfer the Loan Documents and the Assigned Rights and Obligations to the Purchaser, the Purchaser hereby covenants and agrees that it shall, promptly following the Purchase Date deliver a Conversion Notice to the Borrower electing to convert all, but not less than all, of the Assigned Obligations into Conversion Units, all in accordance with Article IV of the Loan Agreement (the date on which the Purchaser delivers such Conversion Notice being referred to herein as the “Conversion Trigger Date”).

6.	TMH represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties:

(a)	this Agreement is a legal, valid, and binding agreement of TMH, enforceable against TMH in accordance with its terms;

(b)

TMH has full power and authority, and has taken all action necessary, to authorize, execute and deliver this Agreement and to fulfil its duties and obligations hereunder and to consummate the transactions contemplated hereby;

(c)	the aggregate amount of the Assigned Obligations as of the date hereof is US$9,818,195;

(d)

TMH has not taken any steps or action to exercise any of its rights under Section 8.02 of the Loan Agreement, or otherwise taken any step or action to enforce its remedies pursuant to any Loan Document or against the Collateral, the Vessel, or any other property or collateral over which a Lien was granted pursuant to any Loan Document;

(e)

as of the date hereof, none of the OML Loan Parties or any third party has any right of set-off, conversion or counterclaim relating to the Loan Documents or the Assigned Obligations and any interest accrued thereon;

(f)

that the Loan Documents listed in Schedule A reflect all of the guarantees provided to, and security interests granted in favour of, TMH by the OML Loan Parties or any other person in connection with the Loan Documents to provide guarantees to, and to secure, the Assigned Rights and Obligations;

(g)

to its knowledge, and except as otherwise disclosed by TMH to the Purchaser in writing, as of the Purchase Date, no Event of Default has occurred and is continuing, and no event, circumstance or condition (a “Default”) which, with the giving of notice or passage of time or both, would constitute an Event of Default has occurred and is continuing; and,

(h)

that as of the date hereof, TMH has not terminated, discharged, assigned or released any of the Assigned Rights and Obligations under the Loan Agreement or any of the other Loan Documents, in whole or in part, and TMH is the owner of the Assigned Rights and Obligations, free and clear of any lien, claim, encumbrance security interest or restriction on transfer.

7.	TMH covenants and agrees that, from the Effective Date up to and including the Purchase Date, TMH shall:

(a)

not accept payment or prepayment of the Assigned Obligations, or any part thereof or interest thereon and any payment received on account of the Assigned Obligations under or related to any of the Loan Documents, after the Effective Date, shall enure to the sole benefit of the Purchaser and its successors and assigns, and TMH shall transfer and assign all such amounts to the Purchaser on the Purchase Date;

(b)	not amend, restate, amend and restate, supplement, replace or otherwise modify any of the Loan Documents without the prior written authorization of the Purchaser;

(c)

not release, discharge, terminate or assign its interest under or to any of the Loan Documents, the Liens granted in connection therewith, or any of the Assigned Rights and Obligations, except as otherwise contemplated herein;

(d)

not exercise any of its rights, in whole or in part, to convert the Assigned Obligations, or any part thereof or interest thereon, into Conversion Units in accordance with Article IV of the Loan Agreement;

(e)	not exercise any right of set-off, counterclaim or conversion, whether at law, pursuant to the terms of the Loan Documents, or otherwise;

(f)

not to exercise any rights to accelerate the Assigned Obligations or otherwise take any step or action to enforce its remedies pursuant to any Loan Documents or against the Collateral, the Vessel, or any other property or collateral over which a Lien was granted pursuant to any Loan Document; and

(g)

promptly provide written notice to the Purchaser upon TMH becoming aware of the occurrence of a Default or an Event of Default, it being acknowledged that TMH has previously disclosed in writing the existence of an Event of Default in respect of the Borrower’s failure to repay the Assigned Obligations in full on the existing Maturity Date (being December 31, 2025).

8.	Subject to delivery of the Purchase Amount to TMH in accordance with Section 1 of this Agreement, and upon the occurrence of the Purchase Date:

(a)

the Purchaser shall and does hereby appoint TMH to act as the collateral agent in respect of the Security and the Loan Documents to which TMH is a party (in such capacity, the “Collateral Agent”). Except as may be specifically provided to the contrary in this Section 8, the Purchaser ratifies TMH’s entry into the Security and the Loan Documents to which it is a party and authorizes and directs the Collateral Agent, as the agent of the Purchaser, to hold the Liens granted thereunder for the benefit of the Purchaser, on written instruction from the Purchaser to take such action on Purchaser’s behalf under or in connection with the Loan Documents and any acceleration or remedy pursuant to the Loan Documents, and to exercise such powers under the Loan Documents including, without limitation, the Security, as are directed by the Purchaser, and such other powers as are reasonably incidental thereto which it may be necessary for the Collateral Agent to exercise in order that the provisions of the Loan Documents be carried out, and the Collateral Agent shall and does hereby agree to act in such capacity. All Collateral held from time to time by the Collateral Agent pursuant to the Loan Documents shall be subject to the terms and conditions of this Section 8.

(b)

The Collateral Agent may at any time request written instructions from the Purchaser, with respect to any actions or approvals which, by the terms of this Section 8 or the Loan Documents, the Collateral Agent is permitted or required to take or to grant, and the Collateral Agent shall be absolutely entitled to refrain from taking any such action or to withhold any such approval and shall not be under any liability whatsoever as a result thereof until it shall have received written instructions from the Purchaser, which instructions shall be binding upon the Purchaser.

(c)

The Collateral Agent is not obliged to (i) take or refrain from taking any action or exercise or refrain from exercising any right or discretion under the Loan Documents; or (ii) incur or subject itself to any cost, expense or liability, in connection with the Loan Documents, unless it is first specifically indemnified by the Purchaser against costs, expenses and liabilities (including any legal fees and expenses) that might reasonably be incurred by the Collateral Agent.

(d)

The Collateral Agent shall be entitled to act and rely upon any writing, notice, statement, certificate, facsimile or other document or communication, including electronic communication, believed by it to be genuine and correct and to have been signed, sent or made by the Purchaser.

(e)

If either (A) the Assigned Obligations have not been converted into Conversion Units in accordance with Article IV of the Loan Agreement within thirty (30) days of delivery of the Conversion Notice by Purchaser in accordance with Section 5 hereof, or (B) the Purchaser delivers written notice to the Collateral Agent instructing the Collateral Agent to transfer, assign and convey the Security and other Loan Documents to the Purchaser, the Collateral Agent shall, at the sole expense of the Purchaser:

(i)

execute, acknowledge and deliver such instruments of conveyance, transfer or assignment and further assurance and do such other things as may reasonably be required to more fully and certainly vest and confirm in the Purchaser all the right, title and interest of Collateral Agent in and to any property held by it under this Section 8 or any other Loan Document, and shall pay over, assign and deliver to the Purchaser any money or other property subject to the terms of this Section 8 or any other Loan Document;

(ii)

hereby irrevocably authorize and direct the Purchaser or its counsel, at the Purchaser’s sole expense, to register one or more financing change statements (or similar documents) to discharge, assign or amend the financing statements registered in favour of TMH against any OML Loan Party under any legislation in any jurisdiction in respect of the granting of security interests over personal property, including, without limitation, the registration set out in Schedule B.

(f)

The Collateral Agent shall, on written direction from the Purchaser, permit, authorize or effect the termination and release of any Security or other Loan Documents and the discharge of any registrations associated with any Security.

(g)

Notwithstanding the foregoing, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth in this Section 8, nor shall the Collateral Agent have or be deemed to have any trust or fiduciary relationship with the Purchaser or the OML Loan Parties.

9.

Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that, during the period commencing on the Effective Date and ending on the earlier to occur of the Conversion Trigger Date or the Return Date (such period, the “Standstill Period”), (a) the Purchaser hereby waives, and shall not be entitled to earn any interest on the Principal Amount during the Standstill Period, and (b) the Purchaser shall not exercise any rights to accelerate the Assigned Obligations (other than, for avoidance of doubt, by delivering a Conversion Notice to the Borrower electing to convert the Assigned Obligations, in whole or in part, into Conversion Units, in accordance with Article IV of the Loan Agreement, at any time that is after the Purchase Date) or otherwise take any step or action to enforce its remedies pursuant to any Loan Documents or against the Collateral, the Vessel, or any other property or collateral over which a Lien has been granted pursuant to any Loan Document. For the avoidance of doubt, if the Conversion Trigger Date has not occurred and the Standstill Period expires on the Return Date, then the limitations and restrictions set forth in this Section 9 shall no longer apply and interest shall accrue again on the Loan Amount and the Purchaser may exercise its rights and remedies, in each case, from and after the Return Date in accordance with the Loan Documents.

10.

Each of the Borrower and the OML Parent hereby acknowledges and agrees (a) to the existence and terms of Section 9 hereof, (b) that any payment due on account of the Assigned Rights and Obligations under or related to the Loan Documents, arising after the expiration or termination of the Standstill Period, shall enure solely to the benefit of the Purchaser and its successors and assigns and be paid to the Purchaser in accordance with the terms hereof and thereof, and (c) that, from and after the Purchase Date and until such time as the Security and Loan Agreements are transferred to the Purchaser in accordance with Section 8(e) of this Agreement, that TMH continues to hold the Security and other Loan Documents as Collateral Agent for and on behalf of the Purchaser.

11.

TMH and the Purchaser hereby agree and undertake, at the sole expense and reasonable request of the requesting party, to execute such further and other documents or assurances and do such further acts as may be reasonably necessary to give effect to the transaction contemplated by this Agreement.

12.

This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may not be amended or modified in any respect except by written instrument signed by TMH and the Purchaser.

13.	Any provision of this Agreement which is illegal, prohibited or unenforceable, in whole or in part, under applicable law shall not invalidate the remaining provisions hereof.

14.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which taken together shall be deemed to constitute one and the same agreement. Counterparts may be delivered via facsimile, email (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, as amended, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

15.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns.

16.

This Agreement, and any claim, controversy, or dispute arising out of or relating to this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws principles that would require the application of the laws of any other jurisdiction. Each party hereto irrevocably agrees that any action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts located in the Borough of Manhattan, New York City, New York. Each party hereto irrevocably submits to the jurisdiction of such courts and waives any objection to venue, including any claim that such forum is inconvenient. Each party hereto hereby waives, to the fullest extent permitted by law, any right to a trial by jury in any legal proceeding arising out of or relating to this Agreement.

17.	All capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Loan Agreement.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date indicated on the first page.

TRANSOCEAN MINERALS HOLDINGS LIMITED, as seller and assignor

By:	/s/ Chelsea Hassell
Name: Chelsea Hassell
Title: Authorized Representative

AMERICAN OCEAN MINERALS CORPORATION, as purchaser and assignee

By:	/s/ Philip Plough
Name: Philip Plough
Title: Authorized Representative

KIVA MARINE LIMITED, as borrower

By:	/s/ Hans Smit
Name: Hans Smit
Title: Chief Executive Officer

OCEAN MINERALS, LLC, as guarantor and security provider

By:	/s/ Hans Smit
Name: Hans Smit
Title: Chief Executive Officer